SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                                (Amendment No. )

Filed by the Registrant[X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ]     Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)2))

[X]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                          Collins & Aikman Corporation
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
 ................................................................................
Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
    0-11.

        1) Title of each class of securities to which transaction applies:
 ................................................................................

        2) Aggregate number of securities to which transaction applies:
 ................................................................................

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4) Proposed maximum aggregate value of transaction:
 ................................................................................

        5) Total fee paid:
 ................................................................................
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:
 ................................................................................

        2) Form, Schedule or Registration Statement No.:
 ................................................................................

        3) Filing Party:
 ................................................................................

        4) Date Filed:
 ................................................................................

(Collins & Aikman letterhead appears here)


                                                                  April 11, 1997





Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Collins & Aikman Corporation to be held on May 28, 1997, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, at 12:00 p.m., Eastern Daylight Savings Time.

        You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

        We look forward to seeing you at the meeting.

                                                   Sincerely,


                                                   /s/ Thomas E. Hannah
                                                   Thomas E. Hannah
                                                   Chief Executive Officer

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 28, 1997
                               -------------------

To the Stockholders of
 COLLINS & AIKMAN CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), will be held on May 28, 1997, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, commencing at 12:00 p.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

        (I) the election of three directors to hold office until the year 2000 Annual Meeting and thereafter until their successors are elected and qualified; and

        (II) such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting.

    A complete list of stockholders entitled to notice of and to vote at the Meeting will be available at the Company's offices at 210 Madison Avenue, 6th Floor, New York, New York, at least ten days prior to the Meeting. The list will also be available for inspection by stockholders at the Meeting on the day thereof.

    Stockholders are requested to sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, whether or not they plan to attend the Meeting, so that their shares may be represented. Any proxy may be revoked by filing with the Secretary of the Company in care of the First Union National Bank of North Carolina at the address set forth in the accompanying proxy statement either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares at any time prior to the time the proxy is voted. Further, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given.

                                    By Order of the Board of Directors,


                                    /s/ Elizabeth R. Philipp
                                    Elizabeth R. Philipp

                                    Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.
April 11, 1997

                                 PROXY STATEMENT
                                   ----------

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                                   -----------

                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 28, 1997

General Information

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Collins & Aikman Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997, at The New York Palace, 455 Madison Avenue at 50th Street, New York, New York, commencing at 12:00 p.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof (the "Meeting").

     The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

     All shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted to elect the three nominees for director named below (or if any nominee becomes unavailable, such other person as the Nominating Committee of the Board of Directors or the Company selects) and in accordance with the Board of Directors' recommendations with respect to any other matter that may properly come before the Meeting.

     The Board of Directors has fixed the close of business on March 31, 1997, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

     Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of the Company (in care of the First Union National Bank of North Carolina, 230 South Tryon Street, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc. to distribute proxy soliciting materials to brokers, banks and institutional holders for a fee of approximately $1,000, plus reasonable expenses.

     This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about April 11, 1997.

Voting Securities and Principal Stockholders

     On the Record Date, 66,370,192 shares of Common Stock were outstanding. Only holders of Common Stock of record on the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Meeting.

     Set forth in the table below is certain information as of March 25, 1997, regarding the beneficial ownership of voting securities of the Company by persons who are known to the Company to own beneficially more than 5% of the Company's voting stock.

                                                                           Amount and
                                                                           Nature of               Percent
                                  Name and Address                         Beneficial                of
Title of Class                    of Beneficial Owner                      Ownership               Class
Common Stock                      Blackstone Capital Partners L.P.         26,131,107 (1)           39.4%
                                  118 North Bedford Road, Suite 300
                                  Mount Kisco, New York 10549

                                  Wasserstein/C&A                         27,874,573 (2)            42.0%
                                  Holdings, L.L.C.
                                  31 West 52nd Street
                                  New York, New York 10019



(1) Of these shares (i) 20,571,403 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 1,061,413 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates L.L.C. ("BMA"), (iii) 93,291 shares are held directly by Blackstone Advisory Directors Partnership L.P., a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 4,405,000 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(2) Of these shares (i) 27,629,573 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P. ("WP Partners"), the sole general partner of which is Wasserstein Perella Management Partners, Inc. ("WP Management"), which is an indirect wholly owned subsidiary of Wassertein Perella Group, Inc. ("WP Group"), (ii) 200,000 are held directly by WPPN, Inc., an indirect subsidiary of WP Group, and (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, the Chairman and Chief Executive Officer of WP Management (who is also a director and stockholder of WP Group), is the Co-Trustee.

     Executive officers and directors of the Company as a group (14 persons) beneficially own 1,704,528 shares of Common Stock as of March 25, 1997. For further information regarding the securities ownership of the directors of the Company, see "Information as to Nominees and Other Directors - Directors' Ownership of Securities" below.

     The executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the "Named Executive Officers") beneficially own the following securities of the Company as of March 25, 1997:


                                                                          Amount and Nature of
Title of Class                    Name of Beneficial Owner                Beneficial Ownership      Percent of Class
Common Stock                      Thomas E. Hannah                        987,435 (1)               1.47%

                                  Dennis E. Hiller                        117,106 (2)               *

                                  John D. Moose                           197,129 (3)               *

                                  Elizabeth R. Philipp                     92,853 (4)               *

                                  J. Michael Stepp                         65,000 (5)               *

*    Less than one percent of shares of Common Stock outstanding.

(1) 981,435 represent shares underlying options granted under the Company's 1993 Employee Stock Option Plan (the "1993 Plan") which are vested. 6,000 shares are held directly.

(2) 95,566 represent shares underlying options granted under the 1993 Plan which are vested and 13,200 represent shares underlying options granted under the Company's 1994 Employee Stock Option Plan (the "1994 Plan") which are vested. 7,895 shares are held directly and 445 shares are held by Mr. Hiller's spouse.

(3) 196,629 represent shares underlying options granted under the 1993 Plan which are vested. 500 represent shares held in a trust for the benefit of Mr. Moose's spouse. Mr. Moose is not the trustee and does not exercise or share investment control over the trust.

(4) 91,853 represent shares underlying options granted under the 1993 Plan which are vested. 1,000 shares are held directly.

(5)  All shares are held directly.

     Voting. As of March 25, 1997, Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates (collectively, the "Partners") beneficially own or have the right to vote in the aggregate approximately 81% of the outstanding Common Stock. See "Information as to Nominees and other Directors - Certain Relationships". The Partners have advised the Company that they intend to vote all such shares in favor of PROPOSAL I. Accordingly, the presence of a quorum at the Meeting and the approval and adoption of PROPOSAL I are assured.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Three directors will be elected at the Meeting, each to hold office until his term expires at the year 2000 Annual Meeting and until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. All the nominees are presently directors of the Company. Proxies will be voted for the election of the nominees listed below and identified as Nominees for Election at the Meeting, unless contrary instructions are set forth on the proxy card. If any nominee shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select. The Company is not aware of any circumstances likely to render any nominee unavailable. According to the By-laws of the Company, directors shall be elected by a plurality of the votes cast. Therefore, the three persons receiving the greatest number of votes cast at the Meeting for the election of directors shall be elected as directors and abstentions and broker non-votes will not affect the outcome of the election.

Information as to Nominees and Other Directors

     Set forth below, as of March 25, 1997, are the name, age and principal occupation or employment during the last five years of each nominee for election to the Board of Directors and all other directors whose terms have not expired. None of the nominees or other directors is related to any executive officer or other director of the Company by blood, marriage or adoption. The affiliations between the Company and WP Management, WP Group, WP & Co., Blackstone and BGH (as such terms are defined herein) are set forth under "Voting Securities and Principal Stockholders" and "Information as to Nominees and other Directors - Certain Relationships".

Management recommends that stockholders vote FOR the election of each of Messrs. Clark, Stockman and Weisenburger.

Nominees for Election at the Meeting - Class III Directors

     Robert C. Clark, 53, has been a director of the Company since October 1994. Mr. Clark is Dean of the Harvard Law School and Royall Professor of Law. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and became Dean in 1989. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray.

     David A. Stockman, 50, has been a director of the Company since October 1988 and has been Co-Chairman of the Board of the Company since July 1993. Mr. Stockman has been a Member of Blackstone Group Holdings L.L.C. ("BGH"), which is under common control with Blackstone Partners, since March 1996 pursuant to a reorganization of Blackstone Group Holdings L.P. ("Blackstone Group") and has been a Senior Managing Director of The Blackstone Group L.P. ("Blackstone") (or has served in this capacity) since 1988. Mr. Stockman was a General Partner of Blackstone Group from 1988 to February 1996. Prior to joining Blackstone Group, Mr. Stockman was a Managing Director of Salomon Brothers Inc. Mr. Stockman served as the Director of the Office of Management and Budget in the Reagan Administration from 1981 to 1985. Prior to that, Mr. Stockman represented Southern Michigan in the U.S. House of Representatives. Mr. Stockman is also a director of LaSalle Re Holdings Ltd. and Bar Technologies Inc.

     Randall J. Weisenburger, 38, has been a director of the Company since August 1989 and has been Co-Chairman of the Board of the Company since June 1995. Mr. Weisenburger was Vice Chairman of the Company from April 1994 to June 1995, Deputy Chairman of the Company from July 1992 to April 1994 and Vice President from August 1989 to July 1992. Mr. Weisenburger has been Managing Director of Wasserstein Perella & Co., Inc. ("WP&Co.") since December 1993. Mr. Weisenburger was a Director of WP & Co. from December 1992 to December 1993 and Vice President of WP & Co. from December 1989 to December 1992. Mr. Weisenburger is also Chairman of Yardley of London, Ltd. and Co-Chairman of Alliance Entertainment Corp.

Directors Whose Terms Expire at the 1998  Annual Meeting - Class I Directors

     Thomas E. Hannah, 58, has been a director of the Company and Chief Executive Officer of the Company since July 1994. Mr. Hannah was President and Chief Executive Officer of Collins & Aikman Textile and Wallcoverings Group, a division of a wholly owned subsidiary of the Company, from November 1991 until July 1994 and was named an executive officer of the Company for purposes hereof in April 1993. Mr. Hannah was President and Chief Executive Officer of the Collins & Aikman Textile Group from February 1989 to November 1991 and President of Milliken & Company's Finished Apparel Division prior to that.

     George L. Majoros, Jr., 35, has been a director of the Company since June 1995. Mr. Majoros has been a Director of WP & Co. since December 1994. Mr. Majoros was a Vice President of WP & Co. from February 1993 until December 1994. Prior to that, Mr. Majoros was an attorney in the law firm of Jones, Day, Reavis & Pogue. Mr. Majoros is also Vice Chairman and a director of Yardley of London, Ltd.

     Stephen A. Schwarzman, 50, has been a director of the Company since October 1988 and was President of the Company from October 1988 to July 1994. Mr. Schwarzman has been a Co-Founding Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group and has been President and Chief Executive Officer of Blackstone since 1985. Mr. Schwarzman was a Co-Founding Partner of Blackstone Group from 1985 to February 1996. Mr. Schwarzman is also a director of Great Lakes Dredge & Dock Corporation, Transtar, Inc. and UCAR International Inc.

 Directors Whose Terms Expire at the 1999 Annual Meeting - Class II Directors

     James J. Mossman, 38, has been a director of the Company since January 1995. Mr. Mossman has been a Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group, and has been a Senior Managing Director of Blackstone (or served in this capacity) since 1990. Mr. Mossman was a General Partner of Blackstone Group from 1990 to February 1996. Mr. Mossman is also a director of Great Lakes Dredge & Dock Corporation and Transtar, Inc.

     Warren B. Rudman, 67, has been a director of the Company since June 1995. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1993. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of the Chubb Corporation, Prime Succession and the Raytheon Company and an independent trustee of seventeen mutual funds of the Dreyfus Corporation.

     W. Townsend Ziebold, Jr., 35, has been a director of the Company since December 1992. Mr. Ziebold has been a Managing Director of WP & Co. since December 1994 and was a Director of WP & Co. from December 1993 to December 1994. Mr. Ziebold was Vice-President of WP & Co. from December 1991 to December 1993 and an Associate of WP & Co. prior to that. Mr. Ziebold is a director of Alliance Entertainment Corp.

     Certain Relationships. Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (i) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (ii) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership, whose general partners include Messrs. Mossman, Schwarzman and Stockman. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Messrs. Mossman, Schwarzman and Stockman are also Members of Blackstone Management Partners L.L.C., which is the general partner of Blackstone Management Partners L.P. ("Blackstone Management"), and BMA, which is the general partner of BFIP.

     WP Partners is a Delaware limited partnership, the general partner of which is WP Management. WP Partners was formed by WP Group for the purpose of participating in merchant banking activities, including committing capital to the organization and consummation of leveraged buyout transactions. WP Management and WP Group are both Delaware corporations. WP Management serves as general partner of WP Partners and as such is engaged in managing WP Partners. WP Group is an international private advisory and merchant banking firm. The principal subsidiary of WP Group is WP & Co., an international investment banking firm. Mr. Weisenburger and Mr. Ziebold are Managing Directors of WP & Co. and Mr. Majoros is a Director of WP & Co. Messrs. Weisenburger and Ziebold are also officers of WP Management and Mr. Majoros is an employee of WP Management.

     Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates as of March 25, 1997 beneficially own approximately 39.4% and 42.0%, respectively, of the outstanding Common Stock and are in a position to jointly control the Company.

     Directors' Ownership of Securities. No director of the Company beneficially owns any shares of Common Stock as of March 25, 1997 other than (i) 987,435 shares owned by Mr. Hannah (consisting of 6,000 shares owned directly and 981,435 shares underlying options granted to Mr. Hannah under the 1993 Plan),
(ii) 6,000 shares owned by Mr. Majoros, (iii) 22,000 shares owned by Mr. Weisenburger, (iv) 3,000 shares owned by Mr. Ziebold, (v) 30,000 shares underlying options granted to Mr. Clark pursuant to the 1994 Directors Stock Option Plan (the "Directors Plan"), and (vi) 20,000 shares underlying options granted to Mr. Rudman pursuant to the Directors Plan. See "Voting Securities and Principal Stockholders". Messrs. Mossman, Schwarzman and Stockman, in their capacities as general partners of Blackstone Associates and Members of BMA, collectively share with all general partners of Blackstone Associates and Members of BMA the power to vote and to dispose of 26,131,107 shares of Common Stock which are held directly by partnerships, including Blackstone Partners, of which Blackstone Associates or BMA is the sole general partner, and a limited liability company, all the limited liability company interest of which is owned directly and indirectly by partnerships of which Blackstone Associates or BMA is the sole general partner. See "Voting Securities and Principal Stockholders". For purposes of this filing under the Securities Exchange Act of 1934, as amended, Messrs. Mossman, Schwarzman and Stockman may be deemed to be beneficial owners, respectively, of such securities; however, each of Messrs. Mossman, Schwarzman and Stockman expressly disclaims such beneficial ownership of any equity securities of the Company. Messrs. Weisenburger and Ziebold are officers of, and Mr. Majoros is an employee of, WP Management, which is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 27,629,573 shares of Common Stock directly. An additional 245,000 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. See "Voting Securities and Principal Stockholders". However, Mr. Majoros, Mr. Weisenburger and Mr. Ziebold do not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates.

     Certain Agreements. Blackstone Partners, WP Partners and the Company have entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") relating to the governance and management of the Company, and WP Partners and Blackstone Partners have entered into a Voting Agreement (the "Voting Agreement") relating to voting for nominees affiliated with each other. Pursuant to the Voting Agreement, each Partner will be obligated to vote for nominees to the Board of Directors that are affiliated with the other Partner (and in certain circumstances, a transferee of the other Partner). Pursuant to the Stockholders Agreement, each of WP Partners, Blackstone Partners and the Company has a right of first refusal with regard to sales of Common Stock by each Partner (with certain exceptions). Each Partner also has the right to sell along with the other (with certain exceptions). Under certain circumstances, such as resignation of a director, the Company is required to replace the director with an individual affiliated with the same Partner as the former director. The affiliates of Blackstone Partners who hold shares of Common Stock directly and the Wasserstein L.L.C. are successors under the Stockholders Agreement to Blackstone Partners and WP Partners, respectively, with respect to the shares of Common Stock such entities hold directly and as such are bound by the obligations of and entitled to the rights of their affiliated Partner under the Stockholders Agreement.

     The shares of Common Stock beneficially owned by Blackstone Partners and the Wasserstein L.L.C. and their affiliates have, in each case, been pledged to The Chase Manhattan Bank in connection with the financing of the purchase of a portion of those shares under a credit facility with The Chase Manhattan Bank and to secure the obligations of the pledgors under such credit facility. Each credit facility with The Chase Manhattan Bank contains events of default typical for facilities of this type (with customary qualifications and exceptions), including nonpayment of principal or interest; violation of covenants; material breaches of representations and warranties; bankruptcy; material undischarged judgments; invalidity of security documents; Change in Control (as defined therein); and insufficiency of Collateral Value of the Stock Collateral (as defined therein).


     Meetings and Committees of the Board of Directors.

     Meetings and Attendance. In fiscal 1996, the Board of Directors held a total of six meetings. All incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the Committees on which he served during the period for which he has been a director, except for Mr. Hannah and Mr.
Schwarzman who each missed two Board of Directors meetings.

     Committees of the Board. The Board of Directors has designated the Audit Committee, which consists of Mr. Clark and Mr. Rudman, and the Compensation Committee, which consists of Mr. Stockman and Mr. Weisenburger. In addition, the Company's Restated Certificate of Incorporation provides for the Nominating Committee, which consists of Messrs. Clark, Majoros, Mossman, Rudman, Schwarzman, Stockman, Weisenburger and Ziebold.

     The Audit Committee held two meetings in fiscal 1996. The Audit Committee's function is to meet with the Company's independent public accountants and with management to make inquiries regarding the manner in which responsibilities of each are being discharged. The Audit Committee reviews the scope of audit and non-audit assignments and related fees, the Company's accounting principles, and the adequacy of internal controls.

     The Compensation Committee held one meeting in fiscal 1996. The Compensation Committee's function is to determine compensation for executive officers of the Company other than members of the Compensation Committee (who do not receive compensation for serving as executive officers of the Company) and deciding matters and policies with respect to the compensation of such executive officers, including entering into employment agreements and granting awards under and administering the Company's option plans. The Compensation Committee is not entitled to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners or their affiliates. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION".

     The Nominating Committee held no meetings in fiscal 1996, having acted only by written consent during such period. The Nominating Committee's function is to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data and qualifications, not later than the date by which stockholder proposals for action must be submitted. See "STOCKHOLDER PROPOSALS". Pursuant to the Restated Certificate of Incorporation of the Company, the Nominating Committee consists of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Company.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION


The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

EXECUTIVE  OFFICER COMPENSATION

The Company's compensation programs for its executive officers are intended to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company's current and long-term performance. The Compensation Committee believes that this goal is best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.

The Compensation Committee is not empowered to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners, Blackstone Group, WP Management or WP & Co.

BASE SALARY

When determining base salaries for the executive officers, the Compensation Committee considers the Company's retention needs, individual experience, performance and responsibilities. No relative weights are assigned to any factor. In addition, the Compensation Committee considers survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph participate in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of textile and general industry companies.

Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12 to 18 month cycle. Salary adjustments are determined by evaluating performance of the executive and performance of the Company.

In the opinion of the Compensation Committee, competitive base salaries contribute to the Company's overall performance by attracting and retaining high quality management.

SHORT-TERM INCENTIVE COMPENSATION

The second major component of the executive compensation program is the Company's Executive Incentive Compensation Plan (the "Bonus Plan") adopted each year. The objectives of this plan are to:

o    Motivate key employees to achieve and exceed the Company's financial goals

o    Maintain management's focus on the importance of earnings

o Encourage management to balance the longer-term needs of the business with shorter-term requirements

o Attract and retain key employees of the quality required to successfully manage the Company's businesses.

Under the Bonus Plan, the Company's executive officers and other key employees who are in a position to have an impact on the attainment of the goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 300 persons have participated each year. The bonuses are based primarily on Earnings Before Interest and Taxes (EBIT). At the beginning of the year, EBIT goals are established for Threshold (lowest), Target (expected) and Maximum performance for each operating division; such EBIT goals correspond generally with Threshold, Target and Maximum bonus levels established for each participant. The amount of bonus actually paid to participants is based primarily on the extent to which unit performance meets or exceeds the predetermined goals, thereby linking pay and unit performance and can range from 50% (for Threshold) to 200% (for Maximum) of the target award.

Four of the Named Executive Officers, as well as Mr. Hannah (whose bonus is discussed separately below), received bonuses for fiscal 1996 under the Bonus Plan. For such four Named Executive Officers, the target bonuses assigned equaled 40% of base salary and bonuses actually awarded were approximately 80%, 33%, 58% and 58% of annual base salary, respectively. Such awards were generally pursuant to the formula under the Bonus Plan, except that the impact of one newly acquired subsidiary, Manchester Plastics, and half of the impact of labor strikes at General Motors, one of the Company's major customers, were excluded from the EBIT calculations.

LONG-TERM INCENTIVE

The third major component of the Company's executive compensation program is its long-term incentive compensation plans. Through the 1993 Plan and the 1994 Plan, the Company seeks to align the interests of key employees more closely with those of the Company's stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Stock option grants provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options are intended to serve as compensation over a period of several years and are therefore generally not granted every year.

The Chief Executive Officer and three of the other Named Executive Officers received stock option grants in fiscal 1993 under the 1993 Plan, which vested in increments and were fully vested in June 1996. One such Named Executive Officer also received a grant in fiscal 1993 under the 1994 Plan, which vested 33% in January 1997, and will vest 33% in January 1998 and 34% in January 1999. In light of these grants in fiscal 1993, there have been no further stock option grants to the Chief Executive Officer and the Named Executive Officers except as follows. One Named Executive Officer, who joined the Company in April 1995, received at that time a grant of stock options under the 1994 Plan, which vest 100% in April 1998. In addition, in the last fiscal year, grants of stock options were made to two Named Executive Officers as part of a special Chairman's Award made for the purpose of recognizing outstanding contributions. Such options will vest in March 2001.

Stock option grants are made based on an evaluation of the duties and responsibilities of the individual and his or her present and potential contributions to the long-term growth and success of the Company. Stock options granted to the Named Executive Officers during the last fiscal year and year-end option values are reflected in the tables provided below.

TERMINATION BENEFITS

The Company generally determines termination benefits of executive officers based on the executive officer's employment agreement (if applicable), the Company's general severance policies for "exempt employees" (if applicable) or agreement with the departing executive officer at the time of separation.

CHIEF EXECUTIVE OFFICER COMPENSATION

The compensation of the Company's Chief Executive Officer is consistent with the compensation philosophy of the Company described above. In July 1992, a subsidiary of the Company entered into an employment agreement with Mr. Hannah. The agreement was amended in February 1994 to increase his base salary to $525,000. This increase was based on Mr. Hannah's increased level of responsibility in the Company and his individual performance. These factors were considered relative to comparable base salaries of the chief executive officers in industries in which the Company competes. The agreement was further amended in October 1996 to increase the target and maximum bonus percentages to the levels discussed below in order to keep Mr. Hannah's total compensation package competitive and to increase his incentives. The terms of Mr. Hannah's employment agreement are described under "Employment Agreements" elsewhere in this Proxy Statement.

In addition to his base salary, Mr. Hannah is eligible to receive annual incentive compensation under the Bonus Plan. Mr. Hannah's target bonus opportunity equals 100 percent of current annual base salary, with a maximum opportunity of 200 percent of current annual base salary. EBIT goals are established by the Compensation Committee at the beginning of each fiscal year; award calculations are based on the same factors as are bonuses for all executive officers. In 1996, the Company's financial performance exceeded the targets set by the Compensation Committee, excluding, as discussed above, the impact of the Manchester Plastics subsidiary and half of the impact of the General Motors strikes. Mr. Hannah's annual bonus award for the most recent fiscal year was $761,250.

The Compensation Committee, at its sole discretion, determines the amount of any stock options to be granted to Mr. Hannah. During the most recent fiscal year, no stock options were granted to Mr. Hannah in view of grants made previously under the 1993 Plan.

The Compensation Committee believes the total compensation program for Mr. Hannah is competitive with that provided by comparable companies, matches the responsibilities of his office and reflects his personal contributions to the Company's performance.

DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION A YEAR

In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers (with exceptions for certain performance based compensation), although "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of the grandfather provisions regarding going public in an initial public offering, this legislation has not limited the Company's tax deductions for executive compensation prior to fiscal 1996 and, except as follows, is not expected to limit the Company's tax deductions for fiscal 1996. Due to a modification of Mr. Hannah's employment agreement in fiscal 1996 to increase certain bonus percentages as discussed above, the grandfather provisions of Section 162(m) are not expected to apply to certain compensation paid for fiscal 1996 pursuant to Mr. Hannah's employment agreement. Consequently, the Company expects that Section 162(m) will limit the Company's tax deductions with respect to a portion of Mr. Hannah's compensation in excess of $1 million for fiscal 1996.

The Compensation Committee's policy is to qualify compensation paid to its executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses, that would not be deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF COLLINS & AIKMAN
CORPORATION:

                                                       DAVID A. STOCKMAN
                                                       RANDALL  J. WEISENBURGER

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation for services rendered to the Company and its subsidiaries by (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 28, 1996 (the individuals named in clauses (i) and (ii) being referred to in this Proxy Statement as the "Named Executive Officers"). All compensation shown has been paid by Collins & Aikman Products Co., a wholly owned subsidiary of the Company ("Products"), or by a subsidiary of Products (although the options shown as awarded are for Common Stock of the Company). The Company does not separately compensate its executive officers for their duties as officers of the Company (except for any such options).

Summary Compensation Table
                                                  Annual Compensation                         Long Term Compensation
                                                                           Other                      Awards
Name and                                                                   Annual                   Securities           All Other
Principal                      Year    Salary           Bonus           Compensation                Underlying         Compensation
Position                        (1)      ($)             ($)                 ($)                    Options (#)            ($)
Thomas  E. Hannah              1996    481,250         761,250               (2)                         0               18,604 (3)
 Chief Executive Officer       1995    525,000         275,625            20,869 (2)                     0               30,487
                               1994    515,833         807,188             4,030 (2)                     0               34,190

Dennis E. Hiller               1996    215,417         188,000               (2)                      25,000              8,463 (4)
 President, Automotive         1995    202,917         132,000            51,465 (5)                  40,000              8,542
 Carpet and Acoustics          1994    173,750         119,250           131,038 (6)                     0                5,773
 Group

John D. Moose                  1996    297,917         106,600               (2)                         0                9,246 (7)
 President, Automotive         1995    311,250          62,000               (2)                         0               14,808
 Fabrics Division              1994    295,417         279,000            83,200 (8)                     0               11,215

Elizabeth R. Philipp           1996    265,850         174,116               (2)                         0                9,079 (9)
 Executive Vice President,     1995    299,683         100,136               (2)                         0               13,674
 General Counsel,              1994    270,000         241,400               (2)                         0               10,647
 and Secretary

J. Michael Stepp               1996    228,000         155,120           135,005 (12)                 25,000              9,169 (14)
 Executive Vice                1995    197,230 (11)     92,000            56,555  (13)               100,000              1,380
 President and Chief           1994      N/A             N/A                 N/A                        N/A                N/A
 Financial Officer (10)

(1) The information given in this table is for the fiscal years indicated, not calendar years. In 1996, the Company changed its fiscal year end to the last Saturday of December. Previous fiscal years ended on the last Saturday of January. Accordingly, in this table, 1996 indicates the fiscal year ended December 28, 1996 (an 11 month fiscal year). 1995 indicates the fiscal year ended January 27, 1996.
       1994 indicates the fiscal year ended January 28, 1995.

(2) Total perquisites for executive officer were less than the lesser of $50,000 or 10% of annual salary and bonus and accordingly the dollar value of such perquisites is not shown. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; luncheon club; and relocation.

(3) Amount for fiscal 1996 for Mr. Hannah consists of (i) contributions to the Collins & Aikman Corporation Profit Sharing Plan, a defined contribution plan (the "PSP"), in the amount of $2,750, (ii) contributions to the non-qualified supplement to the PSP (the "SPSP") in the amount of $11,928 and (iii) premiums in the amount of $2,699 and $1,227 paid for basic term life insurance and Accidental Death & Dismemberment insurance ("AD&D insurance"), respectively, under group life insurance policies.

(4) Amount for fiscal 1996 for Mr. Hiller consists of (i) contributions to the PSP in the amount of $2,750, (ii) contributions to the SPSP in the amount of $3,978 and (iii) premiums in the amount of $1,414 and $321 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(5) Includes $32,969 for reimbursement of relocation costs in connection with Mr. Hiller's move to North Carolina and $12,553 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income taxes.

(6) Includes $64,975 for reimbursement of relocation costs in connection with Mr. Hiller's move to North Carolina and $62,552 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income tax.

(7) Amount for fiscal 1996 for Mr. Moose consists of (i) contributions to the PSP in the amount of $2,750, (ii) contributions to the SPSP in the amount of $4,345 and (iii) premiums in the amount of $1,671 and $480 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(8) Includes $31,254 for reimbursement of relocation costs for Mr. Moose's move to Roxboro, North Carolina, and $17,165 for gross- ups of relocation reimbursements to compensate the executive for incremental federal and state income taxes and $25,833 (an amount equal to one month's salary) for miscellaneous additional moving expenses.

(9) Amount for fiscal 1996 for Ms. Philipp consists of (i) contributions to the PSP in the amount of $2,750, (ii) contributions to the SPSP in the amount of $4,397 and (iii) premiums in the amount of $1,544 and $388 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

(10) Mr. Stepp was appointed Executive Vice President and Chief Financial Officer on April 6, 1995. Prior to that date, Mr. Stepp held no positions with the Company or its subsidiaries. "N/A" appearing in the table opposite Mr. Stepp's name denotes not applicable, as it pertains to fiscal years in which Mr. Stepp held no positions with the Company or its subsidiaries.

(11) Includes salary for the period from April 6, 1995 through January 27, 1996, the portion of fiscal 1995 during which Mr. Stepp was an executive officer of the Company.

(12) Includes $81,438 for reimbursement of relocation costs in connection with Mr. Stepp's move to Charlotte, North Carolina and $44,268 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income tax.

(13) Includes $33,699 for reimbursement of relocation costs in connection with Mr. Stepp's move to Charlotte, North Carolina, and $18,059 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income tax.

(14) Amount for fiscal 1996 for Mr. Stepp consists of (i) contributions to the PSP in the amount of $2,750, (ii) contributions to the SPSP in the amount of $3,922 and (iii) premiums in the amount of $1,871 and $626 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

Option Grants In Last Fiscal Year

       Shown below is further information on grants of stock options for the fiscal year ended December 28, 1996, to the Named Executive Officers. No grants of stock options were made during the fiscal year ended December 28, 1996, to the Named Executive Officers other than to Mr. Hiller and Mr. Stepp.

                              Number of
                              Securities      % of Total
                              Underlying    Options Granted  Exercise
                               Options       to Employees      Price       Expiration          Grant Date
           Name              Granted (#)    in Fiscal 1996   ($/sh)(1)        Date        Present Value ($)(2)
Thomas E. Hannah                  0                0            N/A           N/A                  N/A

Dennis E. Hiller              25,000 (3)          20%          7.00        3/06/2006             111,139

John D. Moose                     0                0            N/A           N/A                  N/A

Elizabeth R. Philipp              0                0            N/A           N/A                  N/A

J. Michael Stepp              25,000 (3)          20%          7.00        3/06/2006             111,139


(1) "N/A" appearing in the table denotes not applicable since no options were granted to the Named Executive Officer.
(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 40%, risk-free rate of return of 6.39%, dividend yield of 0% and time to exercise of ten years. Additionally, no liquidity discount or forfeiture discount was applied.
(3)    Options were awarded pursuant to the 1994 Plan and vest in March 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

       Shown below is information with respect to the year-end value of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 28, 1996. The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of the Common Stock on the New York Stock Exchange on December 27, 1996 (the last trading day of the fiscal year ended December 28, 1996), which was $6.125.

                                                             Number of Securities Underlying           Value of Unexercised
                                                                  Unexercised Options at          In-The-Money-Options at FY-End
                                                                        FY-End (#)                              ($)
                         Shares Acquired       Value
Name                       On Exercise        Realized        Exercisable      Unexercisable      Exercisable       Unexercisable
Thomas E. Hannah                0                0              841,230              0             1,796,026              0
                                                                140,205              0                (1)                 0

Dennis E. Hiller                0                0               83,048            40,000           177,307              (1)
                                                                 12,518            25,000             (1)                (1)

John D. Moose                   0                0              146,555              0              312,895               0
                                                                 50,074              0                (1)                 0

Elizabeth R. Philipp            0                0               83,508              0              178,290               0
                                                                 8,345               0                (1)                 0

J. Michael Stepp                0                0                 0              100,000              0                 (1)
                                                                   0               25,000              0                 (1)

(1) Options were not in-the-money at fiscal year end because the exercise price of such options exceeded the closing price of the Common Stock on December 27, 1996 (the last trading day of the fiscal year).

Defined Benefit or Actuarial Plan Disclosure

       C&A Co. Plan. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant's account under the Collins & Aikman Corporation Employees' Pension Account Plan (the "C&A Co. Plan") based on the participant's length of credited service and compensation (as defined) during that month. For participants aged 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

       The following chart sets forth how pay credits are determined under the C&A Co. Plan:

                                                                          Percentage of
                                                                       Compensation Used to
                                                                       Determine Pay Credits
               Eligibility Requirements                  Up to 1/3                           Over 1/3
Years Of                                                of the S.S.                         of the S.S.
Credited Service          or                Age          Wage Base                           Wage Base
less than 10                          less than 50         2.5%                                4.5%

10 - 14                                  50 - 54           3.0%                                5.5%

15 - 19                                  55 - 59           4.0%                                6.5%

20 - 24                                  60 - 64           5.0%                                8.0%

25 or more                             65 or more          6.0%                               10.0%

The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

       In addition, interest credits are applied each month to the account balance. Participants make no contributions to the C&A Co. Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Plan for Messrs. Hannah, Hiller, Moose and Stepp and Ms. Philipp are $14,166, $34,099, $52,726, $2,104 and $25,152, respectively. Participants in the C&A Co. Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

       C&A Co. Excess Plan. The Excess Benefit Plan of Collins & Aikman Corporation (the "C&A Co. Excess Plan") works in conjunction with the C&A Co. Plan (which is described above) and provides to the employee any benefit which the C&A Co. Plan would have provided but for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations. The pay credits and interest credits are determined as described with respect to the C&A Co. Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Excess Plan for Messrs. Hannah, Hiller, Moose and Stepp and Ms. Philipp are $54,275, $12,766, $25,607, $3,187 and $20,582, respectively.

       C&A Co. SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the "C&A Co. SRIP") is solely at the discretion of the Board of Directors of Products and is extended to a select group of key executives. The plan provides a participating employee with a retirement benefit at or after age 62. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the C&A Co. SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the Company. An employee does not become vested in a benefit until reaching age 62.

       The following table shows, for specified compensation/years of service classifications, the hypothetical annual target benefits under the C&A Co. SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.

                                                                 PENSION PLAN TABLE

    Total Annual                                                  Years of Service
    Compensation
                           10              15             20              25             30              35             41
     $ 200,000          $ 84,000        $102,000       $120,000        $120,000       $120,000        $120,000       $120,000
       225,000            94,500         114,750        135,000         135,000        135,000         135,000        135,000
       250,000           105,000         127,500        150,000         150,000        150,000         150,000        150,000
       275,000           115,500         140,250        165,000         165,000        165,000         165,000        165,000
       300,000           126,000         153,000        180,000         180,000        180,000         180,000        180,000
       350,000           147,000         178,500        210,000         210,000        210,000         210,000        210,000
       400,000           168,000         204,000        240,000         240,000        240,000         240,000        240,000
       450,000           189,000         229,500        270,000         270,000        270,000         270,000        270,000
       500,000           210,000         255,000        300,000         300,000        300,000         300,000        300,000
       600,000           252,000         306,000        360,000         360,000        360,000         360,000        360,000
       700,000           294,000         357,000        420,000         420,000        420,000         420,000        420,000
       800,000           336,000         408,000        480,000         480,000        480,000         480,000        480,000
       900,000           378,000         459,000        540,000         540,000        540,000         540,000        540,000
     1,000,000           420,000         510,000        600,000         600,000        600,000         600,000        600,000
     1,100,000           462,000         561,000        660,000         660,000        660,000         660,000        660,000
     1,200,000           504,000         612,000        720,000         720,000        720,000         720,000        720,000
     1,300,000           546,000         663,000        780,000         780,000        780,000         780,000        780,000
     1,400,000           588,000         714,000        840,000         840,000        840,000         840,000        840,000
     1,500,000           630,000         765,000        900,000         900,000        900,000         900,000        900,000

       All the Named Executive Officers except Ms. Philipp participate in the C&A Co. SRIP. Mr. Hannah currently has eight years, two months of plan service, and at age 65, he will have an estimated 14 years, five months of plan service. Mr. Hiller currently has four years, three months of plan service and at age 65 will have an estimated 27 years, nine months of plan service. Mr. Moose currently has 36 years, nine months of plan service and at age 65 will have an estimated 41 years, four months of plan service. Mr. Stepp currently has two years of plan service and at age 65 will have an estimated 14 years of plan service.

Employment Agreements

       In July 1992, Products entered into an employment agreement with Mr. Hannah, which was amended as of February 1994 and October 1996. The agreement, as amended, provides for an initial base salary of $525,000 and participation in any executive bonus plan, with a target bonus of 100% of the base salary then in effect up to a maximum of 200% of base salary. The agreement is automatically renewed each year unless Products notifies Mr. Hannah of its intention to terminate the agreement. In the event of involuntary termination for reasons other than cause and other than a change of control, the agreement provides for severance benefits equal to Mr. Hannah's base salary then in effect for a period of one year from the termination date plus any unpaid cash bonus for the prior fiscal year and a pro rata portion of any bonus he would have received had he been employed for the entire fiscal year. Products also entered into a letter agreement with Mr. Hannah in May 1991 pursuant to which Mr. Hannah is entitled to receive an amount equal to two times his base salary then in effect in the event his employment is terminated by Products within three months prior to or one year following a change of control (as defined) of Products.

       In May 1991, Products entered into a letter agreement with Mr. Moose which provides that if his employment is terminated by Products or any successor company other than for cause at any time within three months prior to or one year following a change of control (as defined) of Products, then in lieu of any severance available under policies or practices of Products he shall receive an amount equal to two times his base salary as in effect at the time of termination. In June 1995, Products entered into another letter agreement with Mr. Moose which provides that if his employment is terminated by Products without cause (except in the event the change of control provisions of the May 1991 letter govern) after June 30, 1996 while he is a member of Products' Operating Committee, he shall receive severance in accordance with Products' policy and practices regarding involuntary termination of employment of a member of the Operating Committee.

       In July 1990, Products entered into an employment agreement with Ms. Philipp at an initial base salary of $225,000 per year. The agreement is automatically renewed each year. In the event of involuntary termination for reasons other than cause, including failure to renew the agreement, any requirement that Ms. Philipp's office be relocated or any change in control (as defined), the agreement provides for severance benefits equal to Ms. Philipp's base salary then in effect for a period of one year from the termination date plus the pro rata portion of any cash bonuses she would have received had she been employed for the entire fiscal year.

       In April 1995, Products entered into an employment agreement with Mr. Stepp for a period of three years ending April 5, 1998, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $240,000 per year and a guaranteed cash bonus for Mr. Stepp's first year of employment of no less than $92,000. In the event of involuntary termination for any reason other than cause, the agreement provides for severance benefits equal to Mr. Stepp's base salary for the entire remaining portion of his term of employment then in effect or, if longer, for a one year period following the termination date.

PERFORMANCE GRAPH

       The following graph compares the cumulative total stockholder return from July 7, 1994 (the date the Common Stock was first registered under Section 12 of the Exchange Act and traded on the New York Stock Exchange) through December 27, 1996 of the Company, the S&P 500 and a peer group of companies selected by the Company for purposes of the comparison and more fully described below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to the companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on July 7, 1994 in each of the Common Stock, the stocks comprising the S&P 500 and the stocks comprising the Peer Group.


(Graph appears here with the following plot points.)

                                                  July 7,             January 28,       January 26,       December 27,
                                                    1994                 1995              1996               1996
 Collins & Aikman Corporation                     $ 100.00             $ 80.95            $68.69              $60.10
 S&P 500                                          $ 100.00             $107.02           $145.61             $180.25
 Peer Group*                                      $ 100.00             $ 87.16           $106.28             $116.36
=========================================  ====================== ==================  ===============  ==================


* The Company does not believe that there is a single published industry or line of business index that is appropriate for comparing stockholder return. The Peer Group selected by the Company is made up of companies which supply similar customers in the Automotive Products, Interior Furnishings and Wallcoverings markets, which the Company served during 1996, as well as companies with which the Company believes it competes for managers. The Peer Group consists of Lear Seating Corporation, Burlington Industries, Inc., Quaker Fabric Corporation, Culp, Inc., Norwall Group Inc., Fieldcrest Cannon, Inc., Cone Mills Corporation and Masland Corporation. Masland Corporation was acquired by Lear Seating Corporation in June 1996 and was included in the Peer Group until such time as separate information was unavailable due to such acquisition.

COMPENSATION OF DIRECTORS

       Each director of the Company and Products who is not a full-time employee thereof (or the Partner who designates such director to the Board of Directors) receives a fee of $40,000 per year, payable quarterly.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Compensation Committee is currently comprised of Mr. Stockman and Mr. Weisenburger, the Co-Chairmen of the Company. Neither Mr. Stockman nor Mr. Weisenburger is separately compensated for serving as an executive officer of the Company or any of its subsidiaries, including Products. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION". Mr. Stockman and Mr. Weisenburger participated in deliberations during the last completed fiscal year concerning compensation of executive officers who are separately compensated for serving as executive officers. None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee.

       Mr. Stockman is a Member of BGH, BMA and Blackstone Management Partners L.L.C. and a general partner of Blackstone Associates. Mr. Weisenburger is a Managing Director of WP & Co., which is a subsidiary of WP Group. WP Group formed WP Partners. See "Information as to Nominees and Other Directors - Certain Relationships" and "Information as to Nominees and Other Directors - Directors' Ownership of Securities".

       Pursuant to the Stockholders Agreement, each of Blackstone Partners and WP Partners or their affiliates receive a $1 million annual monitoring fee payable quarterly and the reimbursement of expenses from the Company. Since the beginning of fiscal 1996, pursuant to the Stockholders Agreement the Company has paid to each of Blackstone Partners and WP Partners or their affiliates $1.25 million in annual monitoring fees plus expenses.

       Wasserstein Perella Securities, Inc. ("WP Securities"), a wholly owned subsidiary of WP Group, has acted, and may in the future act, as agent for the Company in the repurchase from time to time of the Common Stock. Since the beginning of fiscal 1996, approximately $110,000 in fees have been paid or accrued to WP Securities in connection with such repurchases. In addition, WP Securities acted as the lead underwriter in an offering of debt securities of Products in June 1996 and was paid fees of approximately $5.4 million by Products in connection therewith.

       For advisory services in connection with the acquisition of Manchester Plastics in January 1996, the Company paid to each of Blackstone Partners and WP Partners or their affiliates approximately $1.2 million plus expenses. For advisory services in connection with the acquisition of JPS Automotive L.P. in December 1996, the Company has accrued $1.45 million in fees to each of Blackstone Partners and WP Partners or their affiliates. For advisory services in connection with the acquisition in December 1996 of Perstorp AB's automotive supply operations in Europe and North America, the Company has accrued $.7 million in fees to each of Blackstone Partners and WP Partners or their affiliates. For advisory services in connection with a joint venture entered into in December 1996 relating to Perstorp's automotive supply facilities in Sweden, Belgium and France, the Company has accrued $.5 million to each of Blackstone Partners and WP Partners or their affiliates. In addition, for advisory services in connection with the disposition of the Company's Floorcoverings subsidiary in February 1997, the Company has accrued $1.2 million in fees to each of Blackstone Partners and WP Partners or their affiliates. In connection with advisory services for all these transactions, the Company also reimbursed Blackstone Partners and WP Partners or their affiliates for reasonable out-of-pocket expenses.

       For a description of the relationships of the Company's directors with any of BGH, Blackstone Partners, Blackstone Management, WP Partners, WP & Co. or WP Management, see "Information as to Nominees and Other Directors - Certain Relationships" above.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the Company's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that for fiscal 1996 all such filing requirements were satisfied except that WPPN, Inc., a corporation in common control with the Wasserstein L.L.C., filed one report four days late. The late report related to seven transactions.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

       Arthur Andersen LLP served as independent auditors of the Company for the fiscal year ended December 28, 1996, and has served as independent auditors of the Company since the Company's inception in 1988. The Board of Directors has selected Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 27, 1997. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

                              STOCKHOLDER PROPOSALS

       Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company's 1998 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 12, 1997. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.

                    OTHER MATTERS TO COME BEFORE THE MEETING

       The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "STOCKHOLDER PROPOSALS". If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company's By-laws. A copy of these By-law procedures is available upon request from the Secretary of the Company, 701 McCullough Drive, Charlotte, North Carolina 28262. One of the procedural requirements in the By-laws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those By-law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

       For a description of the requirements for recommending director candidates for consideration to the Nominating Committee, see "Information as to Nominees and Other Directors - Committees of the Board." If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The By-law provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of the Company.

                                  ANNUAL REPORT

       The Company's Annual Report for the fiscal year ended December 28, 1996, is being sent to the stockholders of the Company. The Company will furnish without charge to any stockholder who so requests in writing a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, including financial statements and financial statement schedules. The Company will furnish a copy of any of the exhibits referenced in the Annual Report on Form 10-K upon the request in writing of a stockholder for a fee of not more than $.50 per page to cover the cost of reproduction and mailing. Requests may be directed to: Collins & Aikman Corporation, 701 McCullough Drive, P.O. Box 32665, Charlotte, NC 28232-2665, Attention: Director-Public Relations.

       Neither the Annual Report nor any of the financial statements contained therein are to be considered filed as part of this Proxy Statement or deemed soliciting material.

                                  OTHER MATTERS

       It is not expected that any other matters will be brought before the Meeting. If any matter not described in this Proxy Statement should properly come before the Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.

                           By Order of the Board of Directors,



                           /s/ Elizabeth R. Philipp
                           ELIZABETH R. PHILIPP
                           Secretary


PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

********************************************************************************
                                    APPENDIX

                          COLLINS & AIKMAN CORPORATION
P R O X Y
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 1997
                  AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF
    The undersigned hereby appoints Thomas E. Hannah, David A. Stockman, and Randall J. Weisenburger (the "Agents") as proxies (each with the power to act alone and to appoint a substitute) and hereby authorizes each of them to represent and to vote, as designated hereon, all the shares of Common Stock, par value $0.01 per share, of Collins & Aikman Corporation (the "Company"), held of record by the undersigned at the close of business on March 31, 1997, at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997, at 12:00 p.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof, on the proposal referred to below.
    THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL (I) AND IF ANY NOMINEE SHALL BE UNAVAILABLE TO SERVE AS A DIRECTOR, THIS PROXY WILL BE VOTED FOR THE ELECTION OF SUCH OTHER PERSON OR PERSONS AS THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OR THE COMPANY MAY SELECT.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL (I).
    THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN AND DIRECTS THE AGENTS TO VOTE AS FOLLOWS:
    PROPOSAL (I) Election of the following Nominees as Directors: Robert C. Clark, David A. Stockman and Randall J. Weisenburger.

[ ] FOR all Nominees (except as         [ ] WITHHOLD AUTHORITY (for all         [ ] If you wish to withhold authority
    indicated)                              nominees)                               to vote for any nominee(s), write his
                                                                                    (their) name(s), on the lines
                                                                                   below.

            Continued, and to be signed and dated, on reverse side.

    In their discretion, the Agents are
authorized to vote on any other matters as may
properly come before the meeting or any
adjournment or postponement thereof.
                                              The undersigned hereby ratifies
                                              and confirms all that these Agents
                                              may do by virtue hereof and hereby
                                              acknowledges receipt of the Notice
                                              of Annual Meeting of Stockholders
                                              and the Proxy Statement.
                                              Dated                       , 1997

                                                        Signature(s)*
                                              *Please sign your name(s) exactly
                                              as it (they) appear(s) opposite.
                                              When shares are held by joint
                                              owners, all should sign. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer and indicate title. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person and indicate title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY  VOTES SHOULD BE INDICATED
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.    (X) IN BLACK OR BLUE INK.